Exhibit (d)(5)

November 6, 2018

Re: Equity Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of November 6, 2018 (as may be amended from time to time, the “Merger Agreement”), by and among PVKG Intermediate Holdings Inc., a Delaware (“Parent”), PVKG Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), and ConvergeOne Holdings, Inc., a Delaware corporation (the “Company”), pursuant to which, upon the terms and conditions set forth therein, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation as a wholly owned Subsidiary of Parent (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement. The parties listed on Schedule A hereto are each an “Investor” and collectively, the “Investors.”

1. Commitment. This letter agreement confirms the several, and not joint, commitment of each Investor, upon the terms and subject to the conditions and limitations set forth herein, to contribute or cause to be contributed (directly or indirectly) to Parent its percentage (as set forth opposite such Investor’s name on Schedule A hereto) of an aggregate amount of up to $750,000,000 of cash equity financing (the “Commitment”) at the Closing, solely for the purpose of funding and only to the extent necessary, together with the substantially concurrent receipt of the proceeds of the Debt Financing, (a) the payment for any and all Shares tendered pursuant to the Offer at the Offer Acceptance Time and (b) the payment required to be made pursuant to Section 2.6(a) and Section 2.9 of the Merger Agreement, in each case, pursuant to, and in accordance with, the Merger Agreement and the payment of Indebtedness and related fees and expenses in connection with the Offer and the Merger; provided, that no Investor or any of their permitted assignees shall, under any circumstances, be obligated to make available, or cause to be made available, any amounts in excess of their respective percentage of the Commitment as set out in Schedule A hereto. The several obligation of each Investor (or any of its permitted assignees) to fund its respective portion of the Commitment is subject to (a) the terms of this letter agreement, (b) the written waiver by Parent or Purchaser or satisfaction of all conditions precedent set forth in the Merger Agreement (including the Offer Condition) to Parent’s and Purchaser’s obligations to effect the Closing, (c) the prior or substantially simultaneous receipt of the net cash proceeds of the Debt Financing (or any alternative financing) and (d) the substantially simultaneous Closing of the Merger on the terms and subject to the conditions of the Merger Agreement. Without prejudice to the obligations of the Investors under this letter agreement, the amount to be funded under this letter agreement shall be reduced in the manner designated by the Investors in the event that Parent does not require all of the Equity Financing with respect to which the Investors have made the Commitment in order to consummate the Offer and the Merger; provided, however, such amount shall not be reduced pursuant to this sentence until and unless the Closing occurs.

2. Termination. Each Investor’s obligation to fund its respective portion of the Commitment will terminate automatically and immediately upon the earliest to occur of: (a) the Closing; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the assertion by the Company or any of its Affiliates, or any of their respective Representatives acting on their behalf, in any Legal Proceeding of any claim against any of the Investors, Parent, Purchaser or any Investor Related Party (as defined below) relating to (i) this letter agreement, (ii), that certain Limited Guarantee, dated as of the date hereof, by the Guarantors (as defined therein) in favor of the Company (the “Limited Guarantee”), (iii) the Merger Agreement or any of the transactions contemplated hereby or thereby (other than, in the case of this clause (iii), any claim by the Company to the extent expressly permitted under the Limited Guarantee), in each case other than any Legal Proceeding to specifically enforce the provisions of this letter agreement as described in Section 4 of this letter agreement or any Legal Proceeding pursuant to Section 9.5(b) of the Merger Agreement. Upon termination of this letter agreement, no Investor shall have any further obligations or liabilities hereunder, although such termination shall not relieve any Investor of any liability or obligation it may have under the Limited Guarantee (except to the extent provided in the Limited Guarantee).

3. Assignment; No Modification; Entire Agreement. (a) The rights and obligations under this letter agreement may not be assigned by any party hereto, directly or indirectly, (by operation of law or otherwise) without the prior written consent of the parties hereto, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, (i) each Investor may assign all or a portion of its obligations to fund the Commitment to another Investor, any limited partner of an Investor or to any funds or entities managed or advised by any of the Investor’s Affiliates (which, for the purposes of this letter agreement, shall include all funds managed or advised by Affiliates of CVC Advisors (U.S.) Inc., and CVC Capital Partners SICAV-FIS S.A. and its Subsidiaries) and (ii) Parent or Purchaser may assign its rights hereunder to any of its permitted assignees under the Merger Agreement; provided, that no such assignment shall relieve the assigning party of its obligations hereunder; provided, further that such assignment is not reasonably expected to have the effect of delaying the Closing or the funding of such Investor’s Commitment beyond the date and time the Closing and such funding is required to occur pursuant to the terms of the Merger Agreement

(b) This letter agreement may not be amended, and no provision hereof may be waived or modified, except by an instrument signed by each of the parties hereto; provided that no such amended, modification or wavier shall materially and adversely affect the Company without the Company’s prior written consent.

(c) This letter agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

4. Third Party Beneficiaries. This letter agreement shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter agreement shall be construed to confer upon or give to any Person (including the Company) other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter agreement; provided, however, that, subject to Section 9.5(b) of the Merger Agreement, the Company is hereby made a third party beneficiary of the rights granted to Parent hereby only for the purpose of obtaining specific performance, in the Company’s own name, of Parent’s right to cause the Commitment to be funded pursuant to the terms and conditions hereunder and Section 9.5(b) of the Merger Agreement. Each Investor accordingly agrees not to oppose the granting of any injunction, specific performance or other equitable relief on the basis that the Company has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity; provided that, notwithstanding anything herein to the contrary, nothing will prohibit the Investors from contesting the granting of any injunction, specific performance or other equity relief on the ground that the Company is not entitled to such injunction, specific performance or other equity relief pursuant under the terms hereof or the Merger Agreement. Each Investor acknowledges and agrees that the right of specific performance under this letter agreement is an integral part of the transactions contemplated by the Merger Agreement and without those rights, the Company would not have entered into the Merger Agreement.

5. Limited Recourse; Enforcement. (a) Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Commitment provided herein, agrees and acknowledges that no Person other than the Investors shall have any obligations hereunder and that, notwithstanding that an Investor or any of its permitted assigns may be a limited partnership, separate limited partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations or warranties made or alleged to have been made in connection herewith or therewith shall be had against any former, current or future Representative, direct or indirect controlling Person, equityholder, general or limited partner, member, stockholder, incorporator, Affiliate, successor or permitted assignee of an Investor or any former, current or future Representative, direct or indirect controlling Person, equityholder, general or limited partner, member, stockholder, incorporator, Affiliate, successor or permitted assignee of any of the foregoing (each, other than the Investors, an “Investor Related Party”), whether (i) by or through attempted piercing of the corporate (or limited liability company or limited partnership or separate limited partnership) veil, (ii) by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of Parent, Purchaser or any Investor against any Investor Related Party, (iii) by the enforcement of any assessment or by any legal or equitable proceeding, or (iv) by virtue of any statute, regulation or applicable Legal Requirement, or otherwise. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Investor Related Party for any obligations of the Investors or any Investor’s successors or permitted assigns under this letter agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations or warranties made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b) Neither the Investors nor any of the Investor Related Parties (other than Parent or Purchaser) shall have any liability to any Person in connection with the Merger Agreement or this letter agreement (other than as explicitly set forth in this letter agreement and any liability or obligation the Investors may have under the Limited Guarantee), whether based upon contract, tort or any other claim or legal theory and whether at law or equity. The foregoing sentence shall survive any termination of this letter agreement.

(c) Subject to the terms of Section 4 hereof, this letter agreement may only be enforced by Parent at the direction of the Investors in their sole discretion. Except as set forth in Section 4 hereof, Parent shall have no right to enforce this letter agreement unless directed to do so by the Investors in their sole discretion. None of the Company’s or Parent’s creditors shall have the right to enforce this letter agreement or to cause the Company or Parent (as applicable) to enforce this letter agreement.

(d) Concurrently with the execution and delivery of this letter agreement, the Investors are executing and delivering to the Company a Limited Guarantee related to certain of Parent’s and Purchaser’s obligations under the Merger Agreement. The Company’s remedies against the Investors under such Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its respective equityholders and Affiliates against the Investors or any Investor Related Party in respect of any losses or liabilities or obligations (including, without limitation, lost profits, lost revenues, lost opportunities, diminution in value and consequential, indirect, punitive or other special damages, and whether at law, in equity, in contract, in tort, or otherwise, regardless of legal theory) arising under, or in connection with, the Merger Agreement or the failure of the Merger to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations or warranties made or alleged to have been made in connection herewith or therewith, including in the event Parent or Purchaser breaches its obligations under the Merger Agreement, whether or not Parent’s or Purchaser’s breach is caused by the breach of any Investor of its obligations under this letter agreement, except for the right of the Company to specifically enforce the provisions of this letter agreement, subject to and in accordance with the terms and conditions set forth in Section 4 hereof and Section 9.5(b) of the Merger Agreement.

6. Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Investors in each instance. Notwithstanding the foregoing, a copy of this letter agreement may be provided to the Company if the Company agrees to treat the letter agreement as confidential, except that the Company may disclose the existence of this letter agreement (a) to its Representatives that need to receive such disclosure in order to consummate the Merger, (b) to the extent required by applicable Legal Requirement and (c) to the extent required to enforce its rights to specific performance under Section 4 hereof.

7. Governing Law; Jurisdiction; Service of Process. (a) THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT: (I) EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM OR, IF SUCH COURT

LACKS SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT SITTING IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (IT BEING AGREED THAT THE CONSENTS TO JURISDICTION AND VENUE SET FORTH IN THIS SECTION 7(b) SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO); AND (II) EACH OF THE PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY FIRST CLASS CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO THE ADDRESS AT WHICH SUCH PARTY IS TO RECEIVE NOTICE AS SET FORTH BELOW. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS; PROVIDED, HOWEVER, THAT NOTHING IN THE FOREGOING SHALL RESTRICT ANY PARTY’S RIGHTS TO SEEK ANY POST-JUDGMENT RELIEF REGARDING, OR ANY APPEAL FROM, SUCH FINAL TRIAL COURT JUDGMENT.

if to Parent:

c/o CVC Advisors (U.S.) Inc.

One Maritime Plaza, Suite 1610

San Francisco, CA 94111

United States of America

Attention Chris Colpitts

Email: ccolpitts@cvc.com

with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Oliver Brahmst; Chang-Do Gong

Facsimile: (212) 354-8113

E-mail: obrahmst@whitecase.com; cgong@whitecase.com

If to the Investors:

CVC Capital Partners VII (A) L.P., CVC Capital Partners

Investment Europe VII L.P. and CVC Capital Partners VII

Associates L.P.

c/o CVC Capital Partners VII Limited

1 Waverly Place, Union Street

St. Helier, Jersey

JE1 1SG

Channel Islands

Attention: The Directors

Facsimile: +44 1534 850 799

with copies to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Oliver Brahmst; Chang-Do Gong

Facsimile: (212) 354-8113

E-mail: obrahmst@whitecase.com; cgong@whitecase.com

8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

9. Representations and Warranties. Each Investor hereby represents and warrants, severally and with respect to itself and no other Investor, that:

a.

such Investor is validly incorporated or organized and duly registered under the laws of the jurisdiction of its incorporation or organization and it has the power to perform its obligations under this letter agreement, which constitute legal, valid and binding obligations on such Investor;

b.	such Investor has the power and authority required to enter into this letter agreement and perform its obligations hereunder in accordance with its terms;

c.

the execution, delivery and performance of this letter agreement have been duly authorized by all necessary action and do not contravene any provision of such Investor’s organizational documents or any applicable Legal Requirement or contractual restriction binding on such Investor or its assets, and this letter agreement has been duly executed and delivered by such Investor;

d.

all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this letter agreement; and

e.

such Investor has and will have on the Closing, and will maintain until the time it has no further obligations under this letter agreement, access to undrawn funding commitments available that are necessary to meet its obligations under this letter agreement and that such funding commitments are no less than such Investor’s percentage of the Commitment as set forth on Schedule A hereto.

10. Counterparts. This letter agreement may be executed in counterparts and by facsimile or by scanned Portable Document Format image, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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Please confirm the above agreement between the parties by signing and returning to the undersigned a copy of this letter agreement.

Sincerely,

CVC CAPITAL PARTNERS VII (A) L.P.

By: CVC CAPITAL PARTNERS VII LIMITED, its General Partner

By:	/s/ Carl John Hansen
Name: Carl John Hansen
Title: Director

CVC CAPITAL PARTNERS INVESTMENT EUROPE VII L.P.

By: CVC CAPITAL PARTNERS VII LIMITED, its General Partner

By:	/s/ Carl John Hansen
Name: Carl John Hansen
Title: Director

CVC CAPITAL PARTNERS VII ASSOCIATES L.P.

By: CVC CAPITAL PARTNERS VII LIMITED, its General Partner

By:	/s/ Carl John Hansen
Name: Carl John Hansen
Title: Director

[Signature Page to CVC Equity Commitment Letter]

Accepted and Agreed as of the date first written above:

PVKG INTERMEDIATE HOLDINGS INC.

By:	/s/ James Christopoulos
Name: James Christopoulos
Title: Secretary

[Signature Page to CVC Equity Commitment Letter]

Schedule A

Investors	Percentage of Commitment
CVC Capital Partners VII (A) L.P.	94.5122%
CVC Capital Partners Investment Europe VII L.P.	2.1616%
CVC Capital Partners VII Associates L.P.	3.3262%
TOTAL:	100%